COMMUNITY BUILT, BACKED, AND DRIVEN September 25, 2019

COMMUNITY BUILT, BACKED, AND DRIVEN 25, September 26, 2019 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 2330

COMMUNITY BUILT, BACKED, AND DRIVEN September 25, 2019

SAFE HARBOR Forward - Looking Statements . This presentation and other written or oral statements made from time to time by representatives of HYLETE, Inc . (the “Company”) contain “forward - looking statements” within the meaning of Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 . Forward - looking statements are based on management’s belief and assumptions and on information currently available to management . Although we believe that the expectations reflected in these forward - looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward - looking statements . Forward - looking statements include, but are not limited to, statements about our business, business strategy, expansion, growth, products and services we may offer in the future and the timing of their development, sales and marketing strategy and capital outlook, and the consummation of the contemplated financing . In some cases, forward - looking statements can be identified by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology . These statements are only predictions . You should not place undue reliance on forward - looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results . Factors that may cause actual results to differ materially from current expectations include, among other things, inability to obtain adequate capital funding or improve our financial performance, the effectiveness of our marketing, our product quality, and our customer experience, our strategic plan and growth initiatives, an economic downturn or uncertainty in the United States, ability to compete successfully against our competitors, ability to protect our intellectual property rights, and those listed under the section entitled “Risk Factors” and elsewhere in the registration statement that we have filed with the Securities and Exchange Commission (“SEC”) . If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward - looking statements . No forward - looking statement is a guarantee of future performance . You should read the prospectus and the documents that we reference in the prospectus and have filed with the SEC as exhibits to the registration statement, of which the prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward - looking statements . The forward - looking statements in this presentation represent our views as of the date of this presentation . We anticipate that subsequent events and developments will cause our views to change . However, while we may elect to update these forward - looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law . You should therefore not rely on these forward - looking statements as representing our views as of any date subsequent to the date of this presentation . Company Data. This presentation contains information based on internal company data. We use certain of these numbers in managing our busin ess . These numbers and information are based on what we believe to be reasonable estimates for the indicated period. Sources. The information herein is based on data obtained from sources believed to be reliable. Although we believe that the sources a re reliable, we have not independently verified the statistical data. Registration Statement Availability . The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the issuer, a copy of the preliminary prospectus may be obtained online or by requesting a copy from Maxim Group LLC by calling (212) 895 - 3745 , or by email at syndicate@maximgrp . com , or WestPark Capital, Inc . by calling (310) 203 - 2919 , or by email at jstern@wpcapital . com . 1

Offering Summary Issuer HYLETE, Inc. Proposed Exchange/Ticker NYSE American: HYLT Anticipated Offering Size and Over - Allotment Option $15MM plus 15% Offering Type Class A Common Stock Price Range $8.00 - $10.00 per share Use of Proceeds Marketing, product creation, inventory, retail location buildout, debt repayment and general working capital Lead Book - Running Manager Maxim Group LLC Joint Book - Runner WestPark Capital, Inc. 2

Investment Highlights ______________________________________ Innovative Product Design & Customer Experience Bold strategy fueling +40% CAGR of Net Revenues from 2013 to 2018. ______________________________________ Significant Historical Customer & Investor Base Since its inception, the Company has sold to 250,000+ customers including over 20,000 personal trainers and has over 4,000 shareholders (“investomers”) . ___________________________________________________________________ Substantial Market Opportunity Total sales of men's and women's activewear in the United States of $48.6 billion . (1) ___________________________________________________________________________ Experienced Management Team Senior management team has over 85 years of fitness and consumer products experience across a wide range of disciplines including design, development, e - commerce, marketing, manufacturing, distribution, and finance. 3 (1) NPD Study: TTM ending 3/31/18

Financial Snapshot - R e v e n u e B y Y e a r January 1 to December 31 $ 4.0 M $ 8 . 8 M $ 7.0 M $ 5.7 M $ 1 1 . 7M 2013 2014 2 0 1 5 2016 2017 2018 4 $ 1.9 M

Financial Snapshot - Gross Margin by Year January 1 to December 31 5 3% 5 2016 5 3% 2018 5 3% 2015 5 4% 2017

Key Balance Sheet Items 6 As of June 30, 2019 U.S. Dollars in Thousands ($000’s) (unaudited) Pro Forma As Adjusted (1) Cash 13,668 Total Assets 20,034 Cash Liabilities (2) 10, 649 Working Capital 9,046 Additional Paid in Capital 31,186 Accumulated Deficit (20,154) Total Stockholders’ Equity 11,039 (1) Except as otherwise noted in Footnote (2), Pro Forma as adjusted, gives effect to the Reorganization, Warrant Exercise and Debt Conversions, assumes an IPO price of $9 per share price and $15MM raised. (2) Represents the following which are cash liabilities classified as current liabilities on the company’s balance sheet of June 30, 2019: Accounts payable; Accrued expenses; Bridge note, net of issuance costs; Bridge note - related party, net of issuance costs; Loan payable, net of issuance costs; Loan payable - related party, net of issuance costs; Bond, net of issuance costs (unconverted portion). Of such amount, $5,161,470, consisting of loans payable to Black Oak Partners, will become reclassified as long - term debt due December 2020 on the effective date of the offering.

Capitalization Table 7 Common Stock Equivalent by Type (1) As of Aug 31 , 2019 Class A Common Stock 4,454,178 Class C Common Stock 1,364,000 Total Common Stock & Equivalents 6,530,678 (1) Pro forma shares amounts give effect to the Reorganization, Warrant Exercise and Debt Conversions immediately prior to IP O.

Management Overview Ron Wilson President, CEO, and Chairman of the Board Co - founder of 180s, Kelysus, and Jaco Clothing. Grew 180s to over $50 million in sales; achieving a ranking of number 9 on Inc Magazine’s 500 fastest growing companies. Ernst & Young Entrepreneur of the Year National Finalist. BS in Industrial Engineering from Virginia Tech and an MBA from the Wharton School, University of Pennsylvania. Matt Paulson Vice President, Business Development, Board Member Co - founder of HYLETE. Co - founder of Xtreme Sponge, a cleaning supply company. Director of Sales and Marketing at Jaco Clothing. BS from the Marriott School of Management, Brigham Young University, and an MBA from San Diego State University. Adam Colton CFO Nominee Adam has agreed to start employment with HYLETE on September 30, 2019. CFO of National Cardiac, Inc. CFO of Lamkin Corporation. Auditor at PwC. Co - founder of Mad Dog Multimedia, Inc. BS in Accounting from Binghamton University and an MBA from the Wharton School, University of Pennsylvania. 8

Management Overview Pete Dirksing VP, Product Pete has been our Vice President, Product since March 2014. Prior to joining our company, from 2012 - 2014 Pete was Director of Product at X - 1 Audio and held the same positions prior to that at Jaco Clothing. Pete holds a BA from the University of California, San Diego. Kate Nowlan VP, HYLETE Experience Kate has been our Vice President, HYLETE Experience since June 2018. Kate was the Co - founder of GRACEDBYGRIT. Kate was a finalist for 2016 San Diego Woman of the Year, and Finalist for 2018 Top Business Leaders Under 40. Kate holds a BA in Sociology and Psychology from the University of Massachusetts, Amherst. Jamie Wardlow VP, Marketing Jamie has been our Vice President, Marketing since April 2013. Jamie is the former E - Commerce Manager at Nixon Watches and Jaco Clothing. Jamie holds a BS in Marketing from San Diego State University. Scott Kennerly VP, Technology & Operations Scott has been our Vice President, Technology and Operations since October 2014. Prior to joining our company, from 2009 to 2014, Scott was the Director of Technology and E - Commerce and X - 1 Audio, specializing in full - cycle e - commerce integration and business automation. 9

Independent Board of Directors Nominees (Appointed at Close of the Initial Public Offering) Kelly Anderson Managing Partner at Csuite Financials. Former CFO at Mavenlink. Former CFO and Treasurer at Ener - Core, Inc. Former Chief Accounting Officer at Fisker Automotive. Former President and CFO at T3 Motion, Inc. BA in Business Administration from California State University, Fullerton. Licensed CPA. Michael Buckley Former CEO of Differential Brands Group. Former CEO of Robert Graham and former President of True Religion Brand Jeans. Former President and CEO of Ben Sherman Group North America. Former VP of Diesel Jeans USA. BS in Business Administration from the State University of New York at Oswego. Suzanne Price CEO of Sprout San Francisco. Former Senior Equity Research Analyst for the Green Living Consumer Sector of Think Equity Partners, LLC. Member of the Breast Cancer Prevention Partners Board, and Cancer Free Economy Network. BA of Philosophy from Northwestern University, and MBA in Finance from Columbia University. Tracy Tuens Managing Director of Boston Private Financial Holdings. Former Managing Director of Ascent Private Capital Management. Former Senior Director at BNY Mellon Family Office and Charitable Solutions. BA in International Political Economy from University of California, Berkeley. 10

Timeline founded 2012 $1M+ sales first patent issues 2013 JOBS Act first offering $1M+ raised 2014 charity program 2015 men's lifestyle 2016 2019 Form S - 1 registration filed with SEC women's performance daily circuit app 2017 footwear JOBS Act 7 th offering completed $9M+ raised (1) 2018 GRACED BY GRIT acquisition & foundation 1 11 (1) Company completed six equity and one bond offering primarily utilizing the JOBS Act from 2014 to 2018 raising $9M+ gross proceeds in aggregate since inception.

The Retail Shift - Aristotle's 3 Rhetoric a l Appeals The Retail Shift l o g o s d i r e c t t o c o n s u m e r ( D T C ) e t h o s d i g i t a l l y n a t i v e v e r t i c a l b r a n d s ( D N V B ) p a t h o s p r e f e r e n t i a l l i f e s t y l e b r a n d s A N D e m o t i v e l i f e s t y l e b r a n d s ( P L B & E L B ) 12

Part 1 - Direc t to Consumer (DTC) The Logos Enabled by digital c ommerce and social networking, new brands emerge that disrupt retail by "cutting out the middleman" and creating a direct connection to the consumer. 13

Part 2 - Digitally Native Vertical Brands (DNVB) " The digitally native vertical brand is maniacally foc used on the customer experien c e." * Quote attributed to Andy Dunn, CEO of Bonobos The Ethos 14

Part 3 - Preferential and Emotive Lifestyle Brands (PLB & ELB) Successful lifestyle brands will continue to evolve via one of two paths. The Pathos 15

Our Path to ELB product apps & content workout programming, trainer instruction content, recognition and rewards physical retail experiential retail meets fitness “head to toe plus carry” Three Strategies 16

Strategy 1 - ”Head to Toe plus Carry” Product Creation 1 - Head to Toe Plus Carry 17

Strategy 2 – Daily Circuit App – Workout Programming 8 18

Strategy 2 – Daily Circuit App – Trainer Instruction Content 8 19

Strategy 2 – Daily Circuit App – Recognition and Rewards 8 21

Strategy 3 – Experiential Retail Meets Fitness 8 22

10 The Right, Critical, Opportune Moment The Kairos 1 23

A p p e n d i x - T a b l e o f C o n t e n t s HYLETE Customer Survey Data Type & Frequency of Fitness . ............................. ... ............... . . 25 Purchases & Recommendations ........................................... ..26 Socio - demographics. ............... . ........................................... . . 27 24

4 Times T y p e & F r e q u e n c y o f F i t n e s s * *Statistics are generated from a 2017 HYLETE customer survey, powered by Survey Monkey , of 7,753 community members. 7 8% 4 0% 2 5% 2 5% 1 0% 1 5 % Cross - Training 5 Times or more O the r H igh Intensity Interval Training Bodybuilding/ Weightlifting 6% 1% 3 Times 2 Times HOW OFTEN DO HYLETE CUSTOMERS PARTICIPATE IN FITNESS ACTIVITIES PER WEEK? WHAT FITNESS TYPE DO HYLETE CUSTOMERS MOST IDENTIFY WITH? 25

Social Responsibility Charity suppor t program Extremely Likely Product Design & Attributes First Class Customer Support 3% 2% 5% 9 0 % Value Quality vs. Price Slightly L ikely 5 4% *Statistics are generated from a 2017 HYLETE customer survey, powered by Survey Monkey , of 7,753 community members. 1% 8% 3 7 % Very Likely WHAT IS THE MOST COMPELLING REASON CUSTOMERS BUY HYLETE PRODUCTS? Moderately Likely Purchases and Recommendations* HOW LIKELY ARE CURRENT CUSTOMERS TO RECOMMEND HYLETE TO FRIENDS & FAMILY? 26

M a l e <$ 30k $ 30k to $50 $50k to $75k $75k to $100k $ 2 0 0 k + $100k to $200k Fem a l e Demographics * 3 5% 2 9% 1 9% 2 0% 1 5% 1 5% 1 0% 5% 2 3% 9% 5% 4 4% 3 5% 6 5% 7 1% 35 - 44 45 - 54 26 - 34 18 - 25 55 + Bachelor’s Degree & H igher A ss o ci a t e ' s Degree & L ower *Statistics are generated from a 2017 HYLETE customer survey, powered by Survey Monkey , of 7,753 community members. EDUCATION HOUSEHOLD INCOME GENDER AGE 27

COMMUNITY BUILT, BACKED, AND DRIVEN